                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): November 14, 2003


                           JAMES CABLE PARTNERS, L.P.
                            JAMES CABLE FINANCE CORP.

             (Exact name of registrant as specified in its charter)


           Delaware                     333-35183               38-2778219
           Michigan                   333-35183-01              38-3182724
(State or other jurisdiction of   (Commission File No.)     (IRS Employer
        incorporation)                                      Identification No.)

                        38710 Woodward Avenue, Suite 180
                        Bloomfield Hills, Michigan 48304
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (248) 647-1080

          (Former name or former address, if changed since last report)

Item 5. Other Events and Required FD Disclosure.



                                TABLE OF CONTENTS


                                                                                        PAGE NO.
                                                                                        --------
A.  FINANCIAL AND RELATED INFORMATION
    1.  Voluntary Reorganization Under Chapter 11/Suspension of SEC
        Reporting Requirements                                                               3
    2.  Forward-Looking Statements                                                           5
    3.  Financial Statements
           Consolidated Financial Statements of James Cable Partners, L.P. and
           Subsidiary                                                                        7
           Notes to Consolidated Financial Statements                                       11
           Balance Sheets of James Cable Finance Corp.                                      20
           Notes to Balance Sheets                                                          21
    4.     Management's Discussion and Analysis of Financial Condition and
           Results of Operations                                                            24
    5.     Quantitative and Qualitative Disclosures About Market Risk                       32
    6.     Disclosure Controls and Procedures                                               32
B.  OTHER INFORMATION
    1.     Legal Proceedings                                                                32
    2.     Defaults Upon Senior Securities                                                  33



A.   FINANCIAL AND RELATED INFORMATION

1.   VOLUNTARY REORGANIZATION UNDER CHAPTER 11/SUSPENSION OF SEC
     REPORTING REQUIREMENTS

     James Cable Partners, L.P. ("James Cable") owns, operates and develops cable television systems serving rural communities in Oklahoma, Texas, Georgia, Louisiana, Colorado, Wyoming, Tennessee, Alabama and Florida. As of September 30, 2003, James Cable had 63,445 basic subscribers, approximately 8,380 high-speed Internet customers and approximately 3,520 dial-up Internet customers.

     Due to their financial condition and liquidity position, James Cable and James Cable Finance Corp., a wholly-owned subsidiary of James Cable ("James Cable Finance", and together with James Cable, the "Company"), defaulted on the $5.375 million interest payment due February 15, 2003 on the Company's 10 3/4% Senior Notes due August 15, 2004 (the "Notes"). By virtue of such default, the Company also defaulted under its senior credit facility. In addition, as of March 31, 2003, the Company was no longer in compliance with the senior credit facility's senior debt coverage ratio of 2.1-to-1 or the total debt coverage ratio of 9.10-to-1.

     On June 26, 2003 (the "Petition Date"), James Cable and James Cable Finance filed separate voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Georgia, Macon Division (the "Bankruptcy Court"). The cases are being jointly administered under the caption "In re: James Cable Partners, L.P., et al., Case no. 03-52842" (the "Chapter 11 Cases"). As a consequence of the filing, all parties are stayed from commencing or continuing any action to realize or enforce pre-petition claims against the Company except in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable court orders.

     Since commencement of the Chapter 11 Cases, the Company has operated its business as a "debtor-in-possession" under the jurisdiction of the Bankruptcy Court. Certain creditors (including trade creditors, content providers, and governmental entities that have issued franchises to James Cable), should be unaffected by the Company's proposed plan of restructuring. The Company continues to service its cable and Internet subscribers without interruption.

     Underscoring the Company's goal of completing its reorganization and emerging from Chapter 11 as quickly as possible, the Company's bankruptcy filings on the Petition Date included a proposed plan of reorganization and a form of disclosure statement. The Company then submitted a first amended disclosure statement dated September 18, 2003 (the "Disclosure Statement") and a first amended plan of reorganization dated September 18, 2003 (the "Plan"). Moreover, in conjunction with the bankruptcy filings, the Company reached an agreement with its existing secured creditors (the "Lenders") to use cash collateral to enable the Company to fund, among other things, post-petition trade and employee obligations, as well as the Company's ongoing operating needs, during the restructuring process. Final court approval of such cash collateral agreement was entered by the Bankruptcy Court on August 1, 2003. The term of such cash collateral agreement was subsequently extended through November 30, 2003. By virtue of such cash collateral agreement, the Company has been able to pay for post-petition goods and services used in the normal course of business on a current basis.

     On October 6, 2003, the Bankruptcy Court entered an order:

     o    Approving the Disclosure Statement;
     o Scheduling a hearing on November 25, 2003 at 2:30 p.m. (Eastern Time) for confirmation of the Plan;
     o    Setting a deadline of November 13, 2003 at 5:00 p.m. (Eastern
          Time)(the "Objection Deadline"), and establishing procedures, for filing objections to the plan;
     o Setting October 7, 2003 as the record date for the mailing of solicitation materials and voting purposes;
     o Approving solicitation packages and procedures for distributing those packages to creditors;
     o Approving the form of notice for the confirmation hearing and certain related matters;
     o Approving the forms of the ballots to be used by creditors to vote on the Plan; and
     o Establishing a voting deadline of November 11, 2003 at 5:00 p.m. (Eastern Time)(the "Voting Deadline), and procedures for tabulating votes on the Plan.

     As of the Voting Deadline: All of the holders of the Notes that had voted on the Plan voted to approve the Plan. The principal amount of the Notes voted in favor of the Plan was $84,748,000 (not including the $12,000,000 of Notes held by James Cable). In addition, the Plan was approved by the general partner of James Cable and all of the limited partners of James Cable that voted. The limited partners that voted constituted a majority of all of the limited partners in number and, together with the general partner, hold 97.0052% of all of the partnership interests in James Cable. Of the estimated $20,691,000 principal amount of Notes believed to be eligible to elect the cash option, approximately $9,389,000 principal amount of Notes elected the cash option. Each holder of the latter Notes will receive $540 cash per $1,000 principal amount of the Notes held by such holder.

     As of the Objection Deadline, no objections to the confirmation of the Plan had been received that had not been resolved or withdrawn.

     As more thoroughly described in the Disclosure Statement, the primary purpose of the Plan (which is the result of extensive negotiations among the Company, its Lenders, certain significant holders of its Notes and certain of the Company's equity interest holders) is to effectuate a restructuring of James Cable and its outstanding indebtedness and resolve its liquidity problems, thereby enhancing the recoveries for its creditors and enabling it to continue as a going concern. Another purpose of the Plan is to effectuate a liquidation and dissolution of James Cable Finance, a non-operating wholly-owned subsidiary of James Cable. If the Plan is confirmed, James Cable will reorganize into a limited liability company organized under the laws of the State of Delaware ("Reorganized James Cable") and a holding company, James Cable Holdings, LLC, will be organized as a limited liability company under the laws of the State of Delaware ("James Cable Holdings"). In addition, pursuant to the Plan, James Cable Finance will be liquidated and the creditors of James Cable Finance, whose only asset is $1,000 of cash, will receive the distributions on account of their claims described in greater detail in the Disclosure Statement.

     The Plan contemplates reducing the principal amount of James Cable's outstanding indebtedness by converting the claims of holders of the Notes ("Note Claims") into equity interests in Reorganized James Cable. In addition, by providing Reorganized James Cable with a de-leveraged capital structure, the company that results from the restructuring should be positioned favorably to withstand the normal fluctuations in the cable and telecommunications industry. To that end, by offering the holders of Note Claims a significant percentage of the equity of the Reorganized James Cable on a post-restructuring basis, the Company intends that these holders will participate in the long-term growth opportunity of Reorganized James Cable's business.

     The Plan contemplates the issuance, upon the Effective Date of the Plan, of new equity interests in Reorganized James Cable that will be allocated as follows: (i) 93%, on a pro-rata basis, to holders of the Note Claims; and (ii) the remaining 7%, on a pro-rata basis, to the holders of the existing equity interests in James Cable. In addition, certain holders of Note Claims will be able to elect, as an alternative to receiving their pro-rata share of the 93% of new equity interests in Reorganized James Cable, to receive $540 per $1,000 principal amount of the Notes held by such holders in cash, on the effective date of the Plan (the "Effective Date"), in full satisfaction of its Note Claim. Thereafter, pursuant to the Plan, the equity interests of Reorganized James Cable will be contributed to James Cable Holdings, which will serve as a holding company for the business and assets of James Cable following the reorganization. In short, each holder of a Note that does not elect to receive cash will end up with an equity interest in a newly formed, privately-held entity that serves as a holding company for the business and assets of James Cable following the reorganization.

     The Plan also contemplates that on the Effective Date, the Company's Lenders, on account of their Lenders' Claims, either (A) will retain their liens and security interests and be paid in accordance with James Cable's pre-petition credit agreement (the "Pre-Petition Credit Agreement") or (B) will be paid the entire amount of the Lenders' Claims in full, and without premium of any kind. If the Lender's retain their liens and security interests and are to be paid pursuant to the Pre-Petition Credit Agreement, then the Pre-Petition Credit Agreement will be amended and restated upon the Effective Date of the Plan with the following amendments: (i) the term will be extended for 4 years from the Effective Date of the Plan; (ii) the interest rate applicable to the Loans (as defined in the Pre-Petition Credit Agreement) will be 12%; (iii) prepayment of the Loans during the first calendar year following the Effective Date will bear a 1% premium, during the second calendar year will bear a 5% premium, during the third calendar year will bear a 3% premium and during the fourth calendar year will bear no premium; (iv) provided that the Loans are not paid in full on the Effective Date, the Lenders will receive a payment equal to 2% of the amount of the Loans outstanding on the Effective Date; and (v) financial covenants and similar provisions will be appropriately modified as agreed to by the Lenders and Reorganized James Cable to reflect the post-confirmation financial position of Reorganized James Cable. The Bankruptcy Court has authorized the Company to enter into a commitment letter with Merrill Lynch Capital for the purpose of refinancing the Lenders' claims and the indebtedness outstanding under the Pre-Petition Credit Agreement.

     Assuming prompt confirmation of the Plan, the Company anticipates that it will complete its restructuring and emerge from Chapter 11 in December, 2003.

     Concurrently with the filing of this Current Report on Form 8-K, the Company has filed a Form 15 with the SEC and suspended its duty to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934. Accordingly, the Company is no longer required to file periodic or other reports under the Securities Exchange Act of 1934. Moreover, as a result of the foregoing, if the Plan is confirmed, the Company will emerge from bankruptcy as a private company that does not file periodic reports under the

Securities Exchange Act of 1934.

     THE FOREGOING SUMMARY OF THE PLAN AND THE DISCLOSURE STATEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION THAT APPEARS IN THE PLAN AND THE DISCLOSURE STATEMENT.

     Neither this Current Report on Form 8-K nor the disclosures contained herein are intended to be, and they should not be construed as, a solicitation for a vote on the Plan. The Company will emerge from Chapter 11 if and when the Plan receives the requisite approvals and is confirmed by the Bankruptcy Court and certain conditions under the Plan are satisfied.

     Information regarding the Chapter 11 Cases, as well as copies of the filings made by the Company (including the Plan and the Disclosure Statement), can be obtained from the Office of the Clerk of the United States Bankruptcy Court for the Middle District of Georgia, 433 Cherry Street, P.O. Box 1957, Macon, Georgia 31202; telephone: 478-752-3506; facsimile: 478-752-8157;
www.gamb.uscourts.gov.

2.   FORWARD LOOKING STATEMENTS

     This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), which can be identified by the use of forward-looking terminology such as: "attempt," "goal," "foreseeable," "may," "might," "could," "would," "believe," "expect," "intend," "plan," "seek," "anticipate," "estimate," "project" or "continue" or the negative thereof or other variations thereon or comparable terminology. All statements other than statements of historical fact included in this Current Report on Form 8-K, including without limitation the statements under "Part I--Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" and other statements located elsewhere herein regarding our operations, results of operations, financial position, liquidity and capital resources are forward-looking statements. These forward-looking statements also include, but are not limited to:

     O statements regarding the Chapter 11 Cases, the Plan, the Disclosure Statement and the Company's reorganization;
     O estimates and expectations regarding our current and future operations and markets;
     O forecasts and expectations regarding our industry, operations, services and subscriber base;
     O statements regarding our current plans and goals for our cable systems; and
     O statements and projections regarding our anticipated revenues, expense levels, operating results, financial condition, liquidity, capital resources, and our ability to continue as a going concern.

     Although we believe the expectations reflected in such forward-looking statements are reasonable, we can give no assurance such expectations will prove to have been correct. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from our expectations (Cautionary Statements), are disclosed in this Current Report on Form 8-K and in our most recent annual report on Form 10-K. See, e.g., (1) "Part I -- Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" in this Current Report on Form 8-K and (2) "Part II--Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations--Risk Factors" in our most recent annual report on Form 10-K. Important factors that could cause actual results to differ materially from those in the forward-looking statements included herein include, but are not limited to:

     O    whether we can successfully restructure in bankruptcy;
     O    changes or advances in technology;
     O    competition in the industry and markets in which we operate;
     O potential fluctuations in our subscriber base and costs that impact our results of operations, financial condition and liquidity;
     O    our ability to attract and retain skilled personnel;
     O    changes in government regulation and our cable franchises; and
     O    general economic and business conditions.

OUR FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE OUR ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO US OR PERSONS ACTING ON OUR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE FOREGOING.

3.          FINANCIAL STATEMENTS


                    JAMES CABLE PARTNERS, L.P. AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)
                           CONSOLIDATED BALANCE SHEETS



                                                                 September 30,     December 31,
                                                                     2003             2002
                                                                 -------------    -------------
                                                                  (Unaudited)
                                   ASSETS

Cash & Cash Equivalents                                          $   6,827,702    $   4,370,013
Accounts Receivable - Subscribers (Net of allowance for
     doubtful accounts of $88,594 in 2003 and $90,301 in 2002)       4,094,003        4,186,246
Prepaid Expenses & Other                                               243,741          415,409
Property & Equipment:
     Cable television distribution systems and equipment           108,826,210      106,671,591
     Land and land improvements                                        334,708          334,708
     Buildings and improvements                                      1,053,242        1,053,242
     Office furniture & fixtures                                     4,943,071        4,943,071
     Vehicles                                                        5,325,389        5,325,389
                                                                 -------------    -------------
          Total                                                    120,482,620      118,328,001
     Less accumulated depreciation                                (100,830,931)     (95,436,827)
                                                                 -------------    -------------
          Total                                                     19,651,689       22,891,174
Deferred Financing Costs (Net of accumulated amortization of
     $3,964,980 in 2003 and $3,293,146 in 2002)                        792,453        1,291,064
Goodwill                                                             6,890,588        6,890,588
Other indefinite lived intangible assets                             4,973,797        4,973,797
Intangible Assets, Net                                                 179,773          366,254
Deposits and retainer fees                                             567,167           64,080
                                                                 -------------    -------------

Total Assets                                                     $  44,220,913    $  45,448,625
                                                                 =============    =============

                       LIABILITIES & PARTNERS' DEFICIT

Liabilities:
     Liabilities not subject to compromise:
          Debt (Note 3)                                          $  30,000,000    $  30,000,000
          Accounts payable                                               3,906          179,821
          Accrued expenses                                           3,308,833        2,808,937
          Pre-petition liabilities                                     297,911                0
          Unearned revenue                                           3,434,168        3,521,696
          Subscriber deposits                                           14,551           15,816
                                                                 -------------    -------------
     Total liabilities not subject to compromise                    37,059,369       36,526,270

     Liabilities subject to compromise:
          Debt (Notes 1 and 3)                                      88,000,000       88,000,000
          Accrued interest on debt (Note 1)                          8,335,375        3,547,499
                                                                 -------------    -------------
     Total liabilities subject to compromise                        96,335,375       91,547,499
                                                                 -------------    -------------

Total liabilities                                                  133,394,744      128,073,769

Commitments and Contingencies (Note 2)
Partners' Deficit:
     Limited partners                                              (82,756,856)     (76,270,270)
     General partner                                                (6,416,975)      (6,354,874)
                                                                 -------------    -------------
          Total                                                    (89,173,831)     (82,625,144)
                                                                 -------------    -------------

Total Liabilities & Partners' Deficit                            $  44,220,913    $  45,448,625
                                                                 =============    =============





                 See notes to consolidated financial statements.

                    JAMES CABLE PARTNERS, L.P. AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                        For the Three   For the Three   For the Nine    For the Nine
                                        Months Ended    Months Ended    Months Ended    Months Ended
                                        September 30,   September 30,   September 30,   September 30,
                                            2003            2002            2003            2002
                                        ------------    ------------    ------------    ------------
                                                                (Unaudited)
Revenues                                $ 10,602,343    $ 10,510,978    $ 32,092,900    $ 31,724,728
System Operating Expenses (Excluding
     Depreciation and Amortization)        7,131,818       6,716,790      21,356,054      20,154,078
Non-System Operating Expenses:
     Management fee                          405,000          75,111       1,428,000       1,060,111
     Other                                   125,478         140,235         432,289         468,250
                                        ------------    ------------    ------------    ------------
     Total non-system operating
          expenses                           530,478         215,346       1,860,289       1,528,361
Depreciation and Amortization              2,016,206       2,200,131       5,580,584       6,462,077
                                        ------------    ------------    ------------    ------------
Operating Income                             923,841       1,378,711       3,295,973       3,580,212
Interest and Other:
     Interest expense (Note 1)            (1,232,545)     (3,407,735)     (8,396,634)    (10,018,087)
     Interest income                               0           8,094          24,980          17,227
     Other                                         0               0          (1,000)              0
                                        ------------    ------------    ------------    ------------
          Total interest and other        (1,232,545)     (3,399,641)     (8,372,654)    (10,000,860)
                                        ------------    ------------    ------------    ------------

Loss before reorganization items            (308,704)     (2,020,930)     (5,076,681)     (6,420,648)

Reorganization items:
     Professional service fees              (101,543)              0      (1,416,805)              0
     U.S. Trustee fees                        (1,000)              0          (1,000)              0
     Utility service fees                     (9,202)              0          (9,202)              0
     Notice publications and mailings        (57,760)              0         (57,760)              0
     Interest income                          12,761               0          12,761               0
                                        ------------    ------------    ------------    ------------
Total reorganization items                  (156,744)              0      (1,472,006)              0
                                        ------------    ------------    ------------    ------------

Net loss                                $   (465,448)   $ (2,020,930)   $ (6,548,687)   $ (6,420,648)
                                        ============    ============    ============    ============



                 See notes to consolidated financial statements.

                    JAMES CABLE PARTNERS, L.P. AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)
                  CONSOLIDATED STATEMENTS OF PARTNERS' DEFICIT



                                            Limited         General
                                            Partners        Partner           Total
                                          ------------    ------------    ------------
Balance, December 31, 2002                $(76,270,270)   $ (6,354,874)   $(82,625,144)
     Net loss (unaudited)                   (6,486,586)        (62,101)     (6,548,687)
                                          ------------    ------------    ------------

Balance, September 30, 2003 (unaudited)   $(82,756,856)   $ (6,416,975)   $(89,173,831)
                                          ============    ============    ============


                 See notes to consolidated financial statements.

                    JAMES CABLE PARTNERS, L.P. AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                            For the Nine    For the Nine
                                                            Months Ended    Months Ended
                                                            September 30,   September 30,
                                                                2003            2002
                                                            ------------    ------------
                                                                    (Unaudited)
Cash Flows from (used in) Operating Activities:
       Net loss                                             $ (6,548,687)   $ (6,420,648)
       Adjustments to reconcile net loss to cash flows
           from (used in) operating activities:
           Depreciation                                        5,394,104       6,275,597
           Amortization                                          186,480         186,480
           Noncash interest expense                              671,834         649,494
       Decrease (Increase) in assets:
           Accounts receivable                                    92,243         (56,043)
           Prepaid expenses                                      171,668        (110,450)
           Deposits                                             (503,087)          1,180
       Increase (Decrease) in liabilities:
           Accounts payable                                     (175,915)       (530,690)
           Accrued expenses                                      499,896         (20,041)
           Pre-petition liabilities                              297,911               0
           Accrued interest on debt not subject to
           compromise                                                  0      (2,365,000)
           Accrued interest on debt subject to compromise      4,787,876               0
           Unearned revenue                                      (87,528)         56,061
           Subscriber deposits                                    (1,265)         (1,555)
                                                            ------------    ------------
                 Total adjustments                            11,334,217       4,085,033
                                                            ------------    ------------
                 Cash flows from (used in) operating
                 activities                                    4,785,530      (2,335,615)
Cash Flows used in Investing Activities:
       Additions to property and equipment                    (2,154,619)     (2,308,847)
                                                            ------------    ------------
                 Cash flows used in investing activities      (2,154,619)     (2,308,847)
Cash Flows (used in) from Financing Activities:
       Proceeds from credit facility borrowings                        0       6,500,000
       Costs associated with new credit facility                (200,000)              0
       Costs associated with credit facility amendment            26,778          (8,660)
                                                            ------------    ------------
                 Cash flows (used in) from financing
                 activities                                     (173,222)      6,491,340
                                                            ------------    ------------
Net Increase in Cash and Cash Equivalents                      2,457,689       1,846,878
Cash and Cash Equivalents, Beginning of Period                 4,370,013         567,404
                                                            ------------    ------------
Cash and Cash Equivalents, End of Period                    $  6,827,702    $  2,414,282
                                                            ============    ============

Supplemental Disclosure of Cash Flow Information -
       Cash paid for interest during the period
       (net of amounts capitalized and amounts paid on
       Company owned Senior Notes)                           $ 2,942,120    $ 11,733,593
                                                            ============    ============

       Cash paid for reorganization items:
             Professional service fees and other expenses
                 (net of interest income)                   $  1,383,601    $          0
             Professional service fee retainers                  500,000               0
                                                            ------------    ------------
       Total cash paid for reorganization items             $  1,883,601    $          0
                                                            ============    ============


                 See notes to consolidated financial statements.

                    JAMES CABLE PARTNERS, L.P. AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


(1)   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        GENERAL - James Cable Partners, L.P. ("James Cable") was organized as a Delaware limited partnership in 1988. James Cable Finance Corp., a Michigan corporation ("James Cable Finance"), was organized on June 19, 1997 and became a wholly-owned subsidiary of James Cable. References to the "Company" herein are to James Cable and James Cable Finance consolidated, or to James Cable prior to the organization of James Cable Finance, as appropriate.

        UNAUDITED INTERIM STATEMENTS - The accompanying interim financial statements and related notes are unaudited, and reflect all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations of the Company for the interim periods. The December 31, 2002 balance sheet data is derived from audited financial statements, but the notes do not include all disclosures required for audited statements by generally accepted accounting principles. These interim financial statements should be read in conjunction with the audited financial statements and related notes for the year ended December 31, 2002 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission in March of 2003. The results for interim periods are not necessarily indicative of the results for a full year.

     VOLUNTARY REORGANIZATION UNDER CHAPTER 11--Due to their financial condition and liquidity position, James Cable and James Cable Finance defaulted on the $5.375 million interest payment due February 15, 2003 on the Company's 10 3/4% Senior Notes due August 15, 2004 (the "Notes"). By virtue of such default, the Company also defaulted under its senior credit facility. In addition, as of March 31, 2003, the Company was no longer in compliance with the senior credit facility's senior debt coverage ratio of 2.1-to-1 or the total debt coverage ratio of 9.10-to-1.

     On June 26, 2003 (the "Petition Date"), James Cable and James Cable Finance filed separate voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Georgia, Macon Division (the "Bankruptcy Court"). The cases are being jointly administered under the caption "In re: James Cable Partners, L.P., et al., Case no. 03-52842" (the "Chapter 11 Cases"). As a consequence of the filing, all parties are stayed from commencing or continuing any action to realize or enforce any pre-petition claims against the Company except in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable court orders.

     Since commencement of the Chapter 11 Cases, the Company has operated its business as a "debtor-in-possession" under the jurisdiction of the Bankruptcy Court. Certain creditors (including trade creditors, content providers, and governmental entities that have issued franchises to James Cable), should be unaffected by the Company's proposed plan of restructuring. The Company continues to service its cable and Internet subscribers without interruption.

     Underscoring the Company's goal of completing its reorganization and emerging from Chapter 11 as quickly as possible, the Company's bankruptcy filings on the Petition Date included a proposed plan of reorganization and a form of disclosure statement. The Company then submitted a first amended disclosure statement dated September 18, 2003 (the "Disclosure Statement") and a first amended plan of reorganization dated September 18, 2003 (the "Plan"). Moreover, in conjunction with the bankruptcy filings, the Company reached an agreement with its existing secured creditors (the "Lenders") to use cash collateral to enable the Company to fund, among other things, post-petition trade and employee obligations, as well as the Company's ongoing operating needs, during the restructuring process. Final court approval of such cash collateral agreement was entered by the Bankruptcy Court on August 1, 2003. The term of such cash collateral agreement was subsequently extended through November 30, 2003. By virtue of such cash collateral agreement, the Company has been able to pay for post-petition goods and services used in the normal course of business on a current basis.

     On October 6, 2003, the Bankruptcy Court entered an order:

     o    Approving the Disclosure Statement;
     o Scheduling a hearing on November 25, 2003 at 2:30 p.m. (Eastern Time) for confirmation of the Plan;
     o    Setting a deadline of November 13, 2003 at 5:00 p.m. (Eastern
          Time)(the "Objection Deadline"), and establishing procedures, for filing objections to the plan;

     o Setting October 7, 2003 as the record date for the mailing of solicitation materials and voting purposes;
     o Approving solicitation packages and procedures for distributing those packages to creditors;
     o Approving the form of notice for the confirmation hearing and certain related matters;
     o Approving the forms of the ballots to be used by creditors to vote on the Plan; and
     o Establishing a voting deadline of November 11, 2003 at 5:00 p.m. (Eastern Time)(the "Voting Deadline), and procedures for tabulating votes on the Plan.

     As of the Voting Deadline: All of the holders of the Notes that had voted on the Plan voted to approve the Plan. The principal amount of the Notes voted in favor of the Plan was $84,748,000 (not including the $12,000,000 of Notes held by James Cable). In addition, the Plan was approved by the general partner of James Cable and all of the limited partners of James Cable that voted. The limited partners that voted constituted a majority of all of the limited partners in number and, together with the general partner, hold 97.0052% of all of the partnership interests in James Cable. Of the estimated $20,691,000 principal amount of Notes believed to be eligible to elect the cash option, approximately $9,389,000 principal amount of Notes elected the cash option. Each holder of the latter Notes will receive $540 cash per $1,000 principal amount of the Notes held by such holder.

     As of the Objection Deadline, no objections to the confirmation of the Plan had been received that had not been resolved or withdrawn.


     As more thoroughly described in the Disclosure Statement, the primary purpose of the Plan (which is the result of extensive negotiations among the Company, its Lenders, certain significant holders of its Notes and certain of the Company's equity interest holders) is to effectuate a restructuring of James Cable and its outstanding indebtedness and resolve its liquidity problems, thereby enhancing the recoveries for its creditors and enabling it to continue as a going concern. Another purpose of the Plan is to effectuate a liquidation and dissolution of James Cable Finance, a non-operating wholly-owned subsidiary of James Cable. If the Plan is confirmed, James Cable will reorganize into a limited liability company organized under the laws of the State of Delaware ("Reorganized James Cable") and a holding company, James Cable Holdings, LLC, will be organized as a limited liability company under the laws of the State of Delaware ("James Cable Holdings"). In addition, pursuant to the Plan, James Cable Finance will be liquidated and the creditors of James Cable Finance, whose only asset is $1,000 of cash, will receive the distributions on account of their claims described in greater detail in the Disclosure Statement.

     The Plan contemplates reducing the principal amount of James Cable's outstanding indebtedness by converting the claims of holders of the Notes ("Note Claims") into equity interests in Reorganized James Cable. In addition, by providing Reorganized James Cable with a de-leveraged capital structure, the company that results from the restructuring should be positioned favorably to withstand the normal fluctuations in the cable and telecommunications industry. To that end, by offering the holders of Note Claims a significant percentage of the equity of the Reorganized James Cable on a post-restructuring basis, the Company intends that these holders will participate in the long-term growth opportunity of Reorganized James Cable's business.

     The Plan contemplates the issuance, upon the Effective Date of the Plan, of new equity interests in Reorganized James Cable that will be allocated as follows: (i) 93%, on a pro-rata basis, to holders of the Note Claims; and (ii) the remaining 7%, on a pro-rata basis, to the holders of the existing equity interests in James Cable. In addition, certain holders of Note Claims will be able to elect, as an alternative to receiving their pro-rata share of the 93% of new equity interests in Reorganized James Cable, to receive $540 per $1,000 principal amount of the Notes held by such holders in cash, on the effective date of the Plan (the "Effective Date"), in full satisfaction of its Note Claim. Thereafter, pursuant to the Plan, the equity interests of Reorganized James Cable will be contributed to James Cable Holdings, which will serve as a holding company for the business and assets of James Cable following the reorganization. In short, each holder of a Note that does not elect to receive cash will end up with an equity interest in a newly formed, privately-held entity that serves as a holding company for the business and assets of James Cable following the reorganization.

     The Plan also contemplates that on the Effective Date, the Company's Lenders, on account of their Lenders' Claims, either (A) will retain their liens and security interests and be paid in accordance with James Cable's pre-petition credit agreement (the "Pre-Petition Credit Agreement") or (B) will be paid the entire amount of the Lenders' Claims in full, and without premium of any kind. If the Lender's retain their liens and security interests and are to be paid pursuant to the Pre-Petition Credit Agreement, then the Pre-Petition Credit Agreement will be amended and restated upon the Effective Date of the Plan with the following amendments: (i) the term will be extended for 4 years from the Effective Date of the Plan; (ii) the interest rate applicable to the Loans (as defined in the Pre-Petition Credit Agreement) will be 12%; (iii) prepayment of the Loans during the first calendar year following the Effective Date will bear a 1% premium, during the second calendar year will bear a 5% premium, during the third calendar year will bear a 3% premium and during the fourth calendar year will bear no premium; (iv) provided that the Loans are not paid in full on the Effective Date, the Lenders will receive a payment equal to 2% of the amount of the Loans outstanding on the Effective Date; and (v) financial covenants and similar provisions will be appropriately modified as agreed to by the Lenders and Reorganized James Cable to reflect the post-confirmation financial position of Reorganized James Cable. The Bankruptcy Court has authorized the Company to enter into a commitment letter with Merrill Lynch Capital for the purpose of refinancing the Lenders' claims and the indebtedness outstanding under the Pre-Petition Credit Agreement.

     Assuming prompt confirmation of the Plan, the Company anticipates that it will complete its restructuring and emerge from Chapter 11 in December, 2003.

     Concurrently with the filing of this Current Report on Form 8-K, the Company has filed a Form 15 with the SEC and suspended its duty to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934. Accordingly, the Company is no longer required to file periodic or other reports under the Securities Exchange Act of 1934. Moreover, as a result of the foregoing, if the Plan is confirmed, the Company will emerge from bankruptcy as a private company that does not file periodic reports under the Securities Exchange Act of 1934.

     THE FOREGOING SUMMARY OF THE PLAN AND THE DISCLOSURE STATEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION THAT APPEARS IN THE PLAN AND THE DISCLOSURE STATEMENT.

     Neither this Current Report on Form 8-K nor the disclosures contained herein are intended to be, and they should not be construed as, a solicitation for a vote on the Plan. The Company will emerge from Chapter 11 if and when the Plan receives the requisite approvals and is confirmed by the Bankruptcy Court and certain conditions under the Plan are satisfied.

     Information regarding the Chapter 11 Cases, as well as copies of the filings made by the Company (including the Plan and the Disclosure Statement), can be obtained from the Office of the Clerk of the United States Bankruptcy Court for the Middle District of Georgia, 433 Cherry Street, P.O. Box 1957, Macon, Georgia 31202; telephone: 478-752-3506; facsimile: 478-752-8157;
www.gamb.uscourts.gov.

     FINANCIAL STATEMENT PRESENTATION--The accompanying consolidated financial statements have been prepared on a going concern basis and in accordance with American Institute of Certified Public Accountants' Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code."

     Using the going concern basis contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The appropriateness of the Company using the going concern basis for its financial statements is dependent upon, among other things, (i) the Company's ability to comply with applicable financing covenants and the cash collateral agreement underlying the Cash Collateral Order, (ii) the ability of the Company to maintain adequate cash on hand, (iii) the ability of the Company to generate cash from operations, (iv) confirmation of a plan of reorganization under the Bankruptcy Code, and (v) the Company's ability to achieve profitability following such confirmation.

     SOP 90-7 requires that the financial statements for periods subsequent to the filing of a Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the operations of the business. Accordingly, revenues, expenses (including professional fees), realized gains and losses, and provisions for losses directly associated with the reorganization and restructuring of the business are reported separately in the financial statements. The consolidated balance sheets distinguish pre-petition liabilities subject to compromise under the Plan both from those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities subject to compromise under the Plan are reported at the amounts expected to be allowed, even if they may be settled for lesser amounts.

     As a result of the Chapter 11 filing, the realization of assets and satisfaction of liabilities, without substantial adjustments and/or changes in ownership, are subject to uncertainty. While operating as a debtor-in-possession under the protection of Chapter 11 of the Bankruptcy Code and subject to approval of the Bankruptcy Court and the terms of applicable financing covenants or otherwise as permitted in the ordinary course of business, the Company may sell or dispose of assets and liquidate or settle liabilities for some amounts other than those reflected in the consolidated financial statements. Further, a plan of reorganization (like the Plan) could materially change the amounts and classifications in the historical consolidated financial statements.

     Pursuant to the Bankruptcy Code, the Company has filed schedules with the Bankruptcy Court setting forth the assets and liabilities of the Company as of the Petition Date. These schedules were modified on July 19, 2003 to add additional creditors that were unknown on the Petition Date. The deadline for the filing of proofs of claim with the Bankruptcy Court was September 22, 2003. As of that date, the Bankruptcy Court had scheduled unsecured claims of approximately $111.7 million (which includes $100 million of Note principal plus accrued interest from August 16, 2002) and secured claims of $30 million. The Company is currently in the process of disputing a portion of the unsecured claims. However, there is no guaranty that the Company will be successful in its attempts to reduce any claims that it believes are inappropriate or inaccurate.

     As reflected in the consolidated financial statements, "liabilities subject to compromise" refers to certain liabilities of the Company incurred prior to the commencement of the Chapter 11 Cases. The amounts of the various liabilities that are subject to compromise under the Plan are set forth below and represent the Company's estimate of known or potential pre-petition claims to be resolved in connection with the Chapter 11 Cases. Such claims remain subject to future adjustments, which adjustments may result from (i) negotiations, (ii) actions of the Bankruptcy Court, (iii) further developments with respect to such claims,
(iv) the filing of proofs of claims, or (v) other matters or events. The liabilities subject to compromise under the Plan are as follows:



                                         September 30,  December 31,
                                             2003          2002
                                         ------------   -----------
Debt (10-3/4% Senior Notes due 2004)      $88,000,000   $88,000,000
Accrued interest on debt                    8,335,375     3,547,499
                                          -----------   -----------
Total liabilities subject to compromise   $96,335,375   $91,547,499
                                          ===========   ===========



     Due to the fact that the $88 million in Notes are unsecured liabilities subject to compromise, as indicated in the above table, the Company has stopped accruing interest on those Notes as of June 26, 2003, the Petition Date. As such, the contractual interest expense of the Company is approximately $2.4 million higher than the amount of interest expense reported in the consolidated statements of operations for the three months ended September 30, 2003 and approximately $2.5 million higher than the amount of interest expense reported in the consolidated statements of operations for the nine months ended September 30, 2003. Also, the accrued interest on debt subject to compromise is approximately $2.5 million less than the amount that would have been contractually recorded.

     Chapter 11 and related reorganization expenses in the Company's consolidated statements of operations for the three and nine-month periods ended September 30, 2003, respectively, consist of legal fees, accounting fees, and financial and advisory fees (together the "professional service fees"), fees paid to the United States Trustee, fees associated with maintaining utility services and fees paid to publish and mail Chapter 11 documents to parties-in-interest. These expenses are offset by interest income the Company earned during the period after the Petition Date. The amounts for each of these items are indicated in the following table:



                                      Three Months       Nine Months
                                          Ended              Ended
                                     Sept. 30, 2003     Sept. 30, 2003
                                     --------------     --------------
Professional service fees              $   101,543        $ 1,416,805
U.S. Trustee fees                      $     1,000        $     1,000
Utility service fees                   $     9,202        $     9,202
Notice publications and mailings       $    57,760        $    57,760
Interest income                        $   (12,761)       $   (12,761)
                                       -----------        -----------
Total reorganization expenses          $   156,744        $ 1,472,006
                                       ===========        ===========


        IMPACT OF RECENTLY ADOPTED ACCOUNTING PRINCIPLES -- On July 20, 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but be tested for impairment at least annually.

     The Company adopted SFAS No. 142 on January 1, 2002, as required. Accordingly, the Company no longer amortizes goodwill and other indefinite lived intangible assets, which consist of cable franchise operating rights. The Company tests its goodwill each year at December 31 utilizing a discounted cash flow method as well as assessing a fair market value based on current per subscriber market conditions. The Company, after completing these tests at December 31, 2002, concluded that no impairment existed. In addition, no material changes have occurred which would affect that conclusion as of September 30, 2003.


     The effect of the adoption of SFAS No. 142 as of September 30, 2003 and December 31, 2002 is presented in the following table (in thousands) which includes only those assets which were not fully amortized prior to December 31, 2001:


(in thousands)                          September 30, 2003                     December 31,2002
                                   Gross       Accum.    Carrying        Gross       Accum.    Carrying
                                   Value       Amort.      Value         Value       Amort.      Value
                                  -------     -------     -------       -------     -------     -------
Indefinite-lived intangibles:
   Goodwill                       $ 7,457     $   567     $ 6,890       $ 7,457     $   567     $ 6,890
   Franchise operating rights      16,656      11,682       4,974        16,656      11,682       4,974
                                  -------     -------     -------       -------     -------     -------
Totals                            $24,113     $12,249     $11,864       $24,113     $12,249     $11,864
                                  =======     =======     =======       =======     =======     =======

Other intangible assets:
   Subscriber lists and non-
      compete agreements          $ 1,243     $ 1,063     $   180       $ 1,243     $   877     $   366
                                  =======     =======     =======       =======     =======     =======

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires the guarantor to recognize a liability for the non-contingent component of a guarantee; that is, the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. Interpretation No. 45 also requires additional disclosures related to guarantees. The disclosure requirements are effective for interim and annual financial statements for periods ending after December 15, 2002. The recognition and measurement provisions are effective for all guarantees entered into, or modified, after December 31, 2002. After its initial evaluation, the Company does not believe that any disclosures or adjustments are necessary as a result of Interpretation No. 45.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." The Interpretation may have an effect on existing practice because it requires existing variable interest entities to be consolidated if those entities do not effectively disperse risks among the parties involved. The Interpretation is effective immediately for all variable interest entities created after January 31, 2003. All variable interest entities created before February 1, 2003 shall apply the provisions of this Interpretation no later than the beginning of the first interim or annual reporting period after June 15, 2003. The Company has determined that it is not reasonably possible that it will be required to consolidate or disclose information about a variable interest entity upon the effective date of FASB Interpretation No. 46, "Consolidation of Variable Interest Entities."

(2)  REGULATORY AND LEGAL MATTERS

     The cable television industry is subject to extensive governmental regulation on the federal, state and local levels (but principally by the Federal Communications Commission ("FCC") and by local franchising authorities). Many aspects of such regulation have recently been extensively revised and are currently the subject of judicial proceedings and administrative rulemakings, which are potentially significant to the Company. In this regard, the Company believes that the regulation of cable television systems, including the rates charged for cable services, remains a matter of interest to Congress, the FCC and local regulatory officials. Critics of the cable television industry continue to seek to maintain or even tighten cable rate regulation in the absence of widespread effective competition. Accordingly, no assurance can be given as to what future actions such parties or the courts may take or the effect thereof on the Company.

     The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") imposed an extensive rate regulation regime on the cable television industry. Under that regime, all cable systems are subject to rate regulation, unless they face "effective competition" in their local franchise area. Federal law now defines "effective competition" on a community-specific basis as requiring either low penetration (less than 30%) by the incumbent cable operator, appreciable penetration (more than 15%) by competing multi-channel video providers ("MVPs"), or the presence of a competing MVP affiliated with a local telephone company.

     Although the FCC rules control, local government units (commonly referred to as local franchising authorities or "LFAs") are primarily responsible for administering the regulation of the lowest level of cable -- the basic service tier ("BST"), which typically contains local broadcast stations and public, educational, and government ("PEG") access channels. Before an LFA begins BST rate regulation, it must certify to the FCC that it will follow applicable federal rules, and many LFAs have voluntarily declined to exercise this authority. LFAs also have primary responsibility for regulating cable equipment rates. Under federal law, charges for various types of cable equipment must be unbundled from each other and from monthly charges for programming services.

     The FCC formerly administered rate regulation of cable programming service tiers ("CPST"), which typically contain satellite-delivered programming. However, the Telecommunications Act of 1996 (the "1996 Telecom Act") eliminated CPST regulation effective March 31, 1999. Accordingly, the FCC cannot act on CPST rate increases that occur after that date.

     Under the FCC's rate regulations, most cable systems were required to reduce their BST and CPST rates in 1993 and 1994, and have since had their rate increases governed by a complicated price cap scheme that allows for the recovery of inflation and certain increased costs, as well as providing some incentive for expanding channel carriage. The FCC has modified its rate adjustment regulations to allow for annual rate increases and to minimize previous problems associated with regulatory lag. Operators also have the opportunity of bypassing this "benchmark" regulatory scheme in favor of traditional "cost-of-service" regulation in cases where the latter methodology appears favorable. Premium cable services offered on a per-channel or per-program basis remain unregulated, as do affirmatively marketed packages consisting entirely of new programming products. Federal law requires that the BST be offered to all cable subscribers, but limits the ability of operators to require purchase of any CPST before purchasing premium services offered on a per-channel or per-program basis.

     In an effort to ease the regulatory burden on small cable systems, the FCC created special rate rules applicable for systems with fewer than 15,000 subscribers owned by an operator with fewer than 400,000 subscribers. The special rate rules allow for a vastly simplified cost-of-service showing. The Company is eligible for these simplified cost-of-service rules, and has calculated its rates generally in accordance with those rules.

     Although FCC regulation of CPST rates for all systems (regardless of size) expired on March 31, 1999, critics of the cable television industry have called for more rigorous rate regulation (including limits on programming cost pass-throughs to cable subscribers) until a greater degree of competition to incumbent cable operators has developed. The 1996 Telecom Act also relaxes existing uniform rate requirements by specifying that uniform rate requirements do not apply where the operator faces "effective competition," and by exempting bulk discounts to multiple dwelling units, although complaints about predatory pricing still may be made to the FCC.

     In addition, certain provisions of the 1992 Cable Act could, in the future, have a material adverse effect on the Company's business. In particular, the 1992 Cable Act conveyed to broadcasters the right generally to elect either to require (i) the local cable operator to carry their signal or (ii) that such operator obtain the broadcaster's consent before doing so. To date, compliance with these provisions has not had a material effect on the Company, although this result may change in the future depending on such factors as market conditions, channel capacity and similar matters when such arrangements are renegotiated. In this regard, a rulemaking is now pending at the FCC regarding the imposition of dual digital and analog must carry provisions.

     In 2001, the FCC granted a pole attachment complaint brought by the Company, and other Alabama cable operators, against Alabama Power Company ("APC"). The Company initiated the complaint as a result of APC's imposition of significant pole rental rate increases (more than 500% for the Company), APC's refusal to engage in good faith negotiations and the threat, by APC, to terminate existing pole attachment agreements. APC, and other pole companies, appealed the FCC's order to the U.S. Court of Appeals for the Eleventh Circuit. On November 14, 2002, the Eleventh Circuit issued its decision rejecting APC's appeal and reaffirming the rulings of the FCC in favor of the Company. Although the Eleventh Circuit denied APC's request to re-hear the case, the Court nevertheless stayed the effect of the decision outside of the Eleventh Circuit while APC appealed to the United States Supreme Court (The "Supreme Court"). APC filed its appeal with the Supreme Court on April 7, 2003 and on October 6, 2003 the Supreme Court declined to hear the case. Thus, the Eleventh Circuit's 2002 decision in favor of the Company represents the final, non-appealable ruling in the case and limits APC to "just and reasonable" pole attachment rental rates in accordance with the FCC's rules.

     Other electric utilities have also proposed substantial pole attachment rental rate increases. For example, Georgia Power Company ("Georgia Power"), an affiliate of APC, which also provides pole attachments to the Company, has proposed an even greater increase than APC. On October 8, 2002, however, the FCC rejected Georgia Power's pole rental rate in a separate legal proceeding not involving the Company. On September 29, 2003, the Eleventh Circuit affirmed the FCC's decision disallowing Georgia Power's rate increase. It is unclear whether Georgia Power will seek re-hearing or review of the Court's determination.

     Separately, Georgia Power imposed an onerous new pole attachment agreement on cable operators in Georgia, including the Company. As a result, the Company, along with other cable operators in Georgia, filed a complaint with the FCC challenging the terms and conditions of the proposed pole attachment agreement. On August 8, 2003, the FCC's Enforcement Bureau (the "Bureau") granted the complaint and issued an order that rejected the vast majority of the challenged provisions of the proposed pole attachment agreement. In addition, the Bureau directed Georgia Power to negotiate a new agreement in good faith. On September 8, 2003, Georgia Power filed a Petition for Reconsideration, requesting that the Bureau review its decision with respect to six provisions. On October 29, 2003, the Bureau denied Georgia Power's Petition. It is unlikely that Georgia Power will appeal the Bureau's decision.

     Depending on the final outcome of these proceedings, as well as other disputes that may arise in the future, the Company could experience a significant increase in its pole attachment rental costs. For example, the U.S. Court of Appeals for the Ninth Circuit recently remanded a decision to the FCC in ruling that, for certain purposes, cable modem service is not a "cable service," but is part "telecommunications service" and part "information service." One or more parties will likely appeal the decision. However, if the appeals are denied or ultimately affirm the Ninth Circuit's decision, it could lead cable operators to experience increased pole attachment rental rates, make contributions to the federal universal service fund, comply with open access requirements, and follow other common carrier regulations. The Company, which offers advanced services, including cable modem service, through its cable plant, may face additional calls for regulation of its capacity and operations. Such regulations, if ultimately supported by a final, non-appealable order by a court of competent jurisdiction, could negatively affect the Company's operations.

     In addition to the Chapter 11 Cases and the matters discussed above, the Company is a party to ordinary and routine litigation proceedings that are incidental to the Company's business. Management believes that the outcome of all such pending ordinary and routine legal proceedings will not, in the aggregate, have a material adverse effect on the financial condition or results of operations of the Company.

(3)   DEBT

     At September 30, 2003 the Company's total debt was $118.0 million, comprised of $30.0 million borrowed under its secured credit facility and $88.0 million due under the Notes (see Note 1 above and the discussion below for more information regarding the Notes, the credit facility and the Company's defaults thereunder).

     Debt consists of the following:


                                              September 30,       December 31,
                                                  2003                2002
10-3/4% Series B Senior Notes due 2004        $ 88,000,000        $ 88,000,000
Bank Credit Facility                            30,000,000          30,000,000
                                              ------------        ------------
Total                                         $118,000,000        $118,000,000
                                              ============        ============

     THE NOTES -- The Company has outstanding an aggregate principal amount of $88,000,000 of its Notes. The Notes are general senior unsecured obligations of the Company that mature on August 15, 2004 and rank equally in right of payment with all other existing and future unsubordinated indebtedness of the Company and senior in right of payment to any subordinated obligations of the Company. The Notes are effectively subordinated in right of payment to all secured indebtedness of the Company. Interest on the Notes accrues at the rate of 10 3/4% per annum and is payable semi-annually in cash in arrears on February 15 and August 15, which commenced on February 15, 1998, to holders of record on the immediately preceding February 1 and August 1. Interest on the Notes accrues from the most recent date to which interest has been paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

     There is no public market for the Notes. The Company has not and does not intend to list the Notes on any securities exchange or to seek approval for quotation through any automated quotation system.

     THE CREDIT FACILITY -- The Company has a $30 million secured credit facility with various independent lenders that matures on March 2, 2004. To date, all $30 million of the available credit has been drawn down to pay accrued interest on the Company's Notes and to purchase $12 million (face value) of the Notes from affiliates of the lenders.

     The Credit Facility, which is secured by a first priority lien on and security interest in substantially all of the assets of the Company, accrues interest at a fixed rate which is payable on a quarterly basis in arrears. The interest rate on the Credit Facility was 11.5% through February 15, 2003. However, as a result of the default event described in Note 1 above, the interest rate is currently at 13.5% and will remain as such until the default is cured. The Credit Facility contains certain covenants, and provides for certain events of default, customarily contained in facilities of a similar type. Among other things, the Credit Facility requires the Company to (i) maintain the ratio of its total debt to annualized six-month EBITDA (which, as an example, is calculated below for the nine-months ended September 30, 2003 and 2002) of no more than 8.90-to-1 and (ii) maintain a senior debt ratio (that is, the ratio of debt under the Credit Facility to annualized six-month EBITDA) of no more than 2.00-to-1. In addition, the Credit Facility imposes limitations on the amount of capital expenditures that the Company can make for the remainder of the term. Generally, capital expenditures are limited to $12 million per annum plus any unused portion of the capital expenditure allowance from the previous year.


                      Calculation of EBITDA for the Company
                             (Amounts in thousands)



                             Nine Months Ended Sept. 30,
                                  2003         2002
                                  ----         ----
Operating income                $ 3,296       $ 3,580
Add back depreciation and
     amortization                 5,581         6,462
                                -------       -------
EBITDA                          $ 8,877       $10,042
                                =======       =======

     THE DEFAULTS - As indicated in Note 1 above, due to its financial condition and liquidity position, the Company defaulted on the $5.375 million interest payment due February 15, 2003 on its Notes. By virtue of such default, the Company also defaulted under its senior credit facility. In addition, as of March 31, 2003, the Company was no longer in compliance with the senior credit facility's senior debt coverage ratio of 2.1-to-1 or the total debt coverage ratio of 9.10-to-1. Following those defaults, on June 26, 2003, James Cable and James Cable Finance filed separate voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Georgia, Macon Division. The cases are being jointly administered under the caption "In re: James Cable Partners, L.P., et al., Case no. 03-52842." As a consequence of the filings, all parties are stayed from commencing or continuing any action to realize or enforce any pre-petition claims against the Company except in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable court orders. See also Note 1 -- "Voluntary Reorganization Under Chapter 11."

                            JAMES CABLE FINANCE CORP.
      (A WHOLLY OWNED SUBSIDIARY OF JAMES CABLE PARTNERS, L.P., A DELAWARE
                              LIMITED PARTNERSHIP)
                             (DEBTOR-IN-POSSESSION)
                                 BALANCE SHEETS


                                                                                      September 30,   December 31,
                                                                                          2003            2002
                                                                                      -------------   -------------
                                                                                       (Unaudited)
                                        ASSETS

Cash and cash equivalents                                                             $       1,000   $       1,000
                                                                                      =============   =============

                                 SHAREHOLDER'S EQUITY

Shareholder's equity - Common stock (1,000 shares issued and outstanding)             $       1,000   $       1,000
                                                                                      =============   =============


                          See notes to balance sheets.

                            JAMES CABLE FINANCE CORP.
      (A WHOLLY-OWNED SUBSIDIARY OF JAMES CABLE PARTNERS, L.P., A DELAWARE
                              LIMITED PARTNERSHIP)
                             (DEBTOR-IN-POSSESSION)
                             NOTES TO BALANCE SHEETS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     James Cable Finance Corp. ("James Cable Finance"), a Michigan corporation, is a wholly-owned subsidiary of James Cable Partners, L.P. ("James Cable" and together the "Company"), a Delaware limited partnership, and was organized on June 19, 1997 (the "Date of Inception") for the sole purpose of acting as co-issuer with James Cable of $100 million aggregate principal amount of the 10-3/4% Senior Notes due August 15, 2004 (the "Notes"). James Cable Finance has nominal assets and does not have (and is not expected to have) any material operations.

     VOLUNTARY REORGANIZATION UNDER CHAPTER 11--Due to its financial condition and liquidity position, the Company defaulted on the $5.375 million interest payment due February 15, 2003 on its Notes. By virtue of such default, the Company also defaulted under its senior credit facility. In addition, as of March 31, 2003, the Company was no longer in compliance with the senior credit facility's senior debt coverage ratio of 2.1-to-1 or the total debt coverage ratio of 9.10-to-1.

     On June 26, 2003 (the "Petition Date"), James Cable and James Cable Finance filed separate voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Georgia, Macon Division (the "Bankruptcy Court"). The cases are being jointly administered under the caption "In re: James Cable Partners, L.P., et al., Case no. 03-52842" (the "Chapter 11 Cases"). As a consequence of the filing, all parties are stayed from commencing or continuing any action to realize or enforce any pre-petition claims against the Company except in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable court orders.

     Since commencement of the Chapter 11 Cases, the Company has operated its business as a "debtor-in-possession" under the jurisdiction of the Bankruptcy Court. Certain creditors (including trade creditors, content providers, and governmental entities that have issued franchises to James Cable), should be unaffected by the Company's proposed plan of restructuring. The Company continues to service its cable and Internet subscribers without interruption

     Underscoring the Company's goal of completing its reorganization and emerging from Chapter 11 as quickly as possible, the Company's bankruptcy filings on the Petition Date included a proposed plan of reorganization and a form of disclosure statement. The Company then submitted a first amended disclosure statement dated September 18, 2003 (the "Disclosure Statement") and a first amended plan of reorganization dated September 18, 2003 (the "Plan"). Moreover, in conjunction with the bankruptcy filings, the Company reached an agreement with its existing secured creditors (the "Lenders") to use cash collateral to enable the Company to fund, among other things, post-petition trade and employee obligations, as well as the Company's ongoing operating needs, during the restructuring process. Final court approval of such cash collateral agreement was entered by the Bankruptcy Court on August 1, 2003. The term of such cash collateral agreement was subsequently extended through November 30, 2003. By virtue of such cash collateral agreement, the Company has been able to pay for post-petition goods and services used in the normal course of business on a current basis.

     On October 6, 2003, the Bankruptcy Court entered an order:

     o    Approving the Disclosure Statement;
     o Scheduling a hearing on November 25, 2003 at 2:30 p.m. (Eastern Time) for confirmation of the Plan;
     o    Setting a deadline of November 13, 2003 at 5:00 p.m. (Eastern
          Time)(the "Objection Deadline"), and establishing procedures, for filing objections to the plan;
     o Setting October 7, 2003 as the record date for the mailing of solicitation materials and voting purposes;
     o Approving solicitation packages and procedures for distributing those packages to creditors;
     o Approving the form of notice for the confirmation hearing and certain related matters;
     o Approving the forms of the ballots to be used by creditors to vote on the Plan; and
     o Establishing a voting deadline of November 11, 2003 at 5:00 p.m. (Eastern Time)(the "Voting Deadline), and procedures for tabulating votes on the Plan.

     As of the Voting Deadline: All of the holders of the Notes that had voted on the Plan voted to approve the Plan. The principal amount of the Notes voted in favor of the Plan was $84,748,000 (not including the $12,000,000 of Notes held by James Cable). In addition, the Plan was approved by the general partner of James Cable and all of the limited partners of James Cable that voted. The limited partners that voted constituted a majority of all of the limited partners in number and, together with the general partner, hold 97.0052% of all of the partnership interests in James Cable. Of the estimated $20,691,000 principal amount of Notes believed to be eligible to elect the cash option, approximately $9,389,000 principal amount of Notes elected the cash option. Each holder of the latter Notes will receive $540 cash per $1,000 principal amount of the Notes held by such holder.

     As of the Objection Deadline, no objections to the confirmation of the Plan had been received that had not been resolved or withdrawn.

     As more thoroughly described in the Disclosure Statement, the primary purpose of the Plan (which is the result of extensive negotiations among the Company, its Lenders, certain significant holders of its Notes and certain of the Company's equity interest holders) is to effectuate a restructuring of James Cable and its outstanding indebtedness and resolve its liquidity problems, thereby enhancing the recoveries for its creditors and enabling it to continue as a going concern. Another purpose of the Plan is to effectuate a liquidation and dissolution of James Cable Finance, a non-operating wholly-owned subsidiary of James Cable. If the Plan is confirmed, James Cable will reorganize into a limited liability company organized under the laws of the State of Delaware ("Reorganized James Cable") and a holding company, James Cable Holdings, LLC, will be organized as a limited liability company under the laws of the State of Delaware ("James Cable Holdings"). In addition, pursuant to the Plan, James Cable Finance will be liquidated and the creditors of James Cable Finance, whose only asset is $1,000 of cash, will receive the distributions on account of their claims described in greater detail in the Disclosure Statement.

     The Plan contemplates reducing the principal amount of James Cable's outstanding indebtedness by converting the claims of holders of the Notes ("Note Claims") into equity interests in Reorganized James Cable. In addition, by providing Reorganized James Cable with a de-leveraged capital structure, the company that results from the restructuring should be positioned favorably to withstand the normal fluctuations in the cable and telecommunications industry. To that end, by offering the holders of Note Claims a significant percentage of the equity of the Reorganized James Cable on a post-restructuring basis, the Company intends that these holders will participate in the long-term growth opportunity of Reorganized James Cable's business.

     The Plan contemplates the issuance, upon the Effective Date of the Plan, of new equity interests in Reorganized James Cable that will be allocated as follows: (i) 93%, on a pro-rata basis, to holders of the Note Claims; and (ii) the remaining 7%, on a pro-rata basis, to the holders of the existing equity interests in James Cable. In addition, certain holders of Note Claims will be able to elect, as an alternative to receiving their pro-rata share of the 93% of new equity interests in Reorganized James Cable, to receive $540 per $1,000 principal amount of the Notes held by such holders in cash, on the effective date of the Plan (the "Effective Date"), in full satisfaction of its Note Claim. Thereafter, pursuant to the Plan, the equity interests of Reorganized James Cable will be contributed to James Cable Holdings, which will serve as a holding company for the business and assets of James Cable following the reorganization. In short, each holder of a Note that does not elect to receive cash will end up with an equity interest in a newly formed, privately-held entity that serves as a holding company for the business and assets of James Cable following the reorganization.

     The Plan also contemplates that on the Effective Date, the Company's Lenders, on account of their Lenders' Claims, either (A) will retain their liens and security interests and be paid in accordance with James Cable's pre-petition credit agreement (the "Pre-Petition Credit Agreement") or (B) will be paid the entire amount of the Lenders' Claims in full, and without premium of any kind. If the Lender's retain their liens and security interests and are to be paid pursuant to the Pre-Petition Credit Agreement, then the Pre-Petition Credit Agreement will be amended and restated upon the Effective Date of the Plan with the following amendments: (i) the term will be extended for 4 years from the Effective Date of the Plan; (ii) the interest rate applicable to the Loans (as defined in the Pre-Petition Credit Agreement) will be 12%; (iii) prepayment of the Loans during the first calendar year following the Effective Date will bear a 1% premium, during the second calendar year will bear a 5% premium, during the third calendar year will bear a 3% premium and during the fourth calendar year will bear no premium; (iv) provided that the Loans are not paid in full on the Effective Date, the Lenders will receive a payment equal to 2% of the amount of the Loans outstanding on the Effective Date; and (v) financial covenants and similar provisions will be appropriately modified as agreed to by the Lenders and Reorganized James Cable to reflect the post-confirmation financial position of Reorganized James Cable. The Bankruptcy Court has authorized the Company to enter into a commitment letter with Merrill Lynch Capital for the purpose of refinancing the Lenders' claims and the indebtedness outstanding under the Pre-Petition Credit Agreement.

     Assuming prompt confirmation of the Plan, the Company anticipates that it will complete its restructuring and emerge from Chapter 11 in December, 2003.

     Concurrently with the filing of this Current Report on Form 8-K, the Company has filed a Form 15 with the SEC and suspended its duty to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934. Accordingly, the Company is no longer required to file periodic or other reports under the Securities Exchange Act of 1934. Moreover, as a result of the foregoing, if the Plan is confirmed, the Company will emerge from bankruptcy as a private company that does not file periodic reports under the Securities Exchange Act of 1934.

     THE FOREGOING SUMMARY OF THE PLAN AND THE DISCLOSURE STATEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION THAT APPEARS IN THE PLAN AND THE DISCLOSURE STATEMENT.

     Neither this Current Report on Form 8-K nor the disclosures contained herein are intended to be, and they should not be construed as, a solicitation for a vote on the Plan. The Company will emerge from Chapter 11 if and when the Plan receives the requisite approvals and is confirmed by the Bankruptcy Court and certain conditions under the Plan are satisfied.

     Information regarding the Chapter 11 Cases, as well as copies of the filings made by the Company (including the Plan and the Disclosure Statement), can be obtained from the Office of the Clerk of the United States Bankruptcy Court for the Middle District of Georgia, 433 Cherry Street, P.O. Box 1957, Macon, Georgia 31202; telephone: 478-752-3506; facsimile: 478-752-8157;
www.gamb.uscourts.gov.

2.   STATEMENTS OF OPERATIONS, SHAREHOLDER'S EQUITY AND CASH FLOWS

     Since there were no operations in James Cable Finance from the Date of Inception through September 30, 2003, a Statement of Operations, a Statement of Shareholder's Equity and a Statement of Cash Flows are not presented.

4. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The following discussion of the consolidated financial condition and results of operations of James Cable Partners, L.P. ("James Cable") and James Cable Finance Corp., a wholly-owned subsidiary of James Cable ("James Cable Finance.," and together with James Cable, the "Company") contains certain forward-looking statements relating to anticipated future financial conditions and operating results of the Company and its current business plans. In the future, the financial condition and operating results of the Company could differ materially from those discussed herein and its current business plans could be altered in response to market conditions and other factors beyond the Company's control. Important factors that could cause or contribute to such differences or changes include those discussed above in "Forward Looking Statements" and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 under "Forward Looking Statements" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors."

OVERVIEW

     James Cable owns, operates and develops cable television systems serving rural communities in Oklahoma, Texas, Georgia, Louisiana, Colorado, Wyoming, Tennessee, Alabama and Florida. As of September 2003, James Cable had 63,445 basic subscribers, 24,573 premium subscribers, approximately 8,380 high-speed Internet customers, and approximately 3,520 dial-up Internet customers.

     VOLUNTARY REORGANIZATION UNDER CHAPTER 11. Due to its financial condition and liquidity position, the Company defaulted on the $5.375 million interest payment due February 15, 2003 on its Notes. By virtue of such default, the Company also defaulted under its senior credit facility. In addition, as of March 31, 2003, the Company was no longer in compliance with the senior credit facility's senior debt coverage ratio of 2.1-to-1 or the total debt coverage ratio of 9.10-to-1.

     On June 26, 2003 (the "Petition Date"), James Cable and James Cable Finance filed separate voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Georgia, Macon Division (the "Bankruptcy Court"). The cases are being jointly administered under the caption "In re: James Cable Partners, L.P., et al., Case no. 03-52842" (the "Chapter 11 Cases"). As a consequence of the filing, all parties are stayed from commencing or continuing any action to realize or enforce pre-petition claims against the Company except in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable court orders.

     Since the commencement of the Chapter 11 Cases, the Company has operated its business as a "debtor-in-possession" under the jurisdiction of the Bankruptcy Court. Certain creditors (including trade creditors, content providers, and governmental entities that have issued franchises to James Cable), should be unaffected by the Company's proposed plan of restructuring. The Company continues to service its cable and Internet subscribers without interruption.

     In conjunction with the bankruptcy filings, the Company reached an agreement with its Lenders to use cash collateral to enable the Company to fund, among other things, post-petition trade and employee obligations, as well as the Company's ongoing operating needs, during the restructuring process. Final court approval of such cash collateral agreement was entered by the Bankruptcy Court on August 1, 2003. The term of such cash collateral agreement was subsequently extended through November 30, 2003. By virtue of such cash collateral agreement, the Company has been able to pay for post-petition goods and services used in the normal course of business on a current basis.

     On October 6, 2003, the Bankruptcy Court entered an order:

     o    Approving the Disclosure Statement;
     o Scheduling a hearing on November 25, 2003 at 2:30 p.m. (Eastern Time) for confirmation of the Plan;
     o    Setting a deadline of November 13, 2003 at 5:00 p.m. (Eastern
          Time)(the "Objection Deadline"), and establishing procedures, for filing objections to the plan;

     o Setting October 7, 2003 as the record date for the mailing of solicitation materials and voting purposes;
     o Approving solicitation packages and procedures for distributing those packages to creditors;
     o Approving the form of notice for the confirmation hearing and certain related matters;
     o Approving the forms of the ballots to be used by creditors to vote on the Plan; and
     o Establishing a voting deadline of November 11, 2003 at 5:00 p.m. (Eastern Time)(the "Voting Deadline), and procedures for tabulating votes on the Plan.

     As of the Voting Deadline: All of the holders of the Notes that had voted on the Plan voted to approve the Plan. The principal amount of the Notes voted in favor of the Plan was $84,748,000 (not including the $12,000,000 of Notes held by James Cable). In addition, the Plan was approved by the general partner of James Cable and all of the limited partners of James Cable that voted. The limited partners that voted constituted a majority of all of the limited partners in number and, together with the general partner, hold 97.0052% of all of the partnership interests in James Cable. Of the estimated $20,691,000 principal amount of Notes believed to be eligible to elect the cash option, approximately $9,389,000 principal amount of Notes elected the cash option. Each holder of the latter Notes will receive $540 cash per $1,000 principal amount of the Notes held by such holder.

     As of the Objection Deadline, no objections to the confirmation of the Plan had been received that had not been resolved or withdrawn.

     For additional information regarding the Company's voluntary reorganization under Chapter 11, see the disclosures under "Voluntary Reorganization under Chapter 11" on page 3 hereof and the notes to the financial statements included in this Current Report on Form 8-K. Information regarding the Chapter 11
Cases, as well as copies of the filings made by the Company (including the Plan and the Disclosure Statement), can be obtained from the Office of the Clerk of the United States Bankruptcy Court for the Middle District of Georgia, 433 Cherry Street, P.O. Box 1957, Macon, Georgia 31202; telephone: 478-752-3506; facsimile: 478-752-8157; www.gamb.uscourts.gov.

     Revenues. The Company's revenues are primarily attributable to subscription fees charged to subscribers of the Company's basic cable television programming services. Basic revenues consist of monthly subscription fees for all services (other than premium programming, Internet services and digital services) as well as monthly charges for customer equipment rental. Premium revenues consist of monthly subscription fees for programming provided on a per-channel basis. Internet revenues consist of monthly subscription fees and cable modem installation charges. Digital services revenue includes monthly subscription fees for tiers of digital programming and fees charged for pay-per-view movies, concerts and sporting events. In addition, other revenues are derived from installation and reconnection fees charged to subscribers to commence cable service, late payment fees, franchise fees, advertising revenues and commissions related to the sale of goods by home shopping services. At September 30, 2003, the Company had 63,445 basic subscribers and 24,573 premium subscriptions, representing basic penetration of 47.0% and premium penetration of 38.7% as compared to December 31, 2002 at which time the Company had 64,877 basic subscribers and 24,187 premium subscriptions which represented basic penetration of 48.1% and premium penetration of 37.3%.

     As of September 30, 2003 the Company had the capabilities of providing its high-speed Internet service to approximately 60% of its basic cable subscribers and had approximately 8,380 high-speed Internet customers. In addition, the Company was offering its dial-up Internet service to over one-half of its basic cable subscribers and had approximately 3,520 dial-up Internet customers.

     In addition, the Company now has the capability of offering digital services to substantially all of its basic subscribers. With these digital services, the Company can provide tiers of niche satellite programming and pay-per-view movies, sporting events and concerts, thus, allowing it to better compete with DBS services. As of September 30, 2003, approximately 8,690 of the Company's basic subscribers had digital services.

     System Operating Expenses. System operating expenses are comprised of variable operating expenses and fixed selling, service and administrative expenses directly attributable to the Company's systems. Variable operating expenses consist of costs directly attributable to providing cable services to customers and therefore generally vary directly with revenues. Variable operating expenses include programming fees paid to suppliers of programming the Company includes in its basic, premium and digital cable television services, as well as expenses related to copyright fees, franchise operating fees and bad debt expenses. Selling, service and administrative expenses directly attributable to the Company's systems include the salaries and wages of the field and office personnel, plant operating expenses, office and administrative expenses and sale costs.

     Non-System Operating Expenses. Non-system operating expenses consist primarily of general overhead expenses which are not directly attributable to any one of the Company's systems. These expenses include legal, audit and tax fees, an incentive bonus accrual for the general managers of the Company's systems and amounts paid to its general partner for management expenses.

     Significant Leverage. At September 30, 2003, the Company's debt was $118.0 million, its total assets were $44.2 million, and its partners' deficit was $89.2 million.


FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     General. Liquidity describes the ability to generate sufficient cash flows to meet the cash requirements of continuing operations and to pay obligations as they mature. Liquidity, in the context of the Company's operations, is typically determined by cash flows from operating activities (e.g. initial installation charges and monthly service fees paid by subscribers) and the cash flows used in investing activities (e.g. spending associated with capital projects). The Company continuously monitors available cash and cash equivalents in relation to projected cash needs in an effort to maintain adequate balances for current payments.

     As indicated above, due to its financial condition and liquidity position, the Company defaulted on the $5.375 million interest payment due February 15, 2003 on its Notes. By virtue of such default, the Company also defaulted under its senior credit facility. In addition, as of March 31, 2003, the Company was no longer in compliance with the senior credit facility's senior debt coverage ratio of 2.1-to-1 or the total debt coverage ratio of 9.10-to-1. Following those defaults, on June 26, 2003, James Cable and James Cable Finance filed separate voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Georgia, Macon Division. The cases are being jointly administered under the caption "In re:
James Cable Partners, L.P., et al., Case no. 03-52842." As a consequence of the filing, all parties are stayed from commencing or continuing any action to realize or enforce any pre-petition claims against the Company except in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable court orders.

     For additional information regarding the Company's voluntary reorganization under Chapter 11, see the disclosures under "Voluntary Reorganization under Chapter 11" on page 3 hereof and the notes to the financial statements included in this Current Report on Form 8-K. Information regarding the Chapter 11
Cases, as well as copies of the filings made by the Company (including the Plan and the Disclosure Statement), can be obtained from the Office of the Clerk of the United States Bankruptcy Court for the Middle District of Georgia, 433 Cherry Street, P.O. Box 1957, Macon, Georgia 31202; telephone: 478-752-3506; facsimile: 478-752-8157; www.gamb.uscourts.gov.

     Cash Flows from / used in Operating Activities. Net cash flows from operating activities were $4.8 million for the nine months ended September 30, 2003 as compared to net cash flows used in operating activities of $2.3 million for the nine months ended September 30, 2002.

     Cash Flows used in Investing Activities. Net cash used in investing activities decreased by $150,000 from $2.3 million for the nine months ended September 30, 2002 to $2.2 million for the nine months ended September 30, 2003. This decrease is a result of a reduction in spending associated with rebuilds / upgrades as well as a reduction in equipment costs associated with Internet and digital service installations.

     Cash Flows from / used in Financing Activities. Cash flows from financing activities for the nine months ended September 30, 2002 were $6.5 million, almost all of which related to borrowings the Company made against its credit facility. Cash flows used in financing activities for the nine months ended September 30, 2003 were $170,000, the majority of which relates to costs associated with a potential refinancing of the Company's credit facility.

     Reorganization Items. As a result of the voluntary petitions for reorganization filed on June 26, 2003 discussed above, the Company spent a total of $1.9 million in cash ($1.4 million of which was expensed and $500,000 of which was paid in the form of retainers) during the nine months ended September 30, 2003 in professional service and other various fees.

     The Notes. The Company has outstanding an aggregate principal amount of $88 million of its Notes. The Notes are general senior unsecured obligations of the Company that mature on August 15, 2004 and rank equally in right of payment with all other existing and future unsubordinated indebtedness of the Company and senior in right of payment to any subordinated obligations of the Company. The Notes are effectively subordinated in right of payment to all secured indebtedness of the Company. Interest on the Notes accrues at the rate of 10-3/4% per annum and is payable semi-annually in cash arrears on February 15 and August 15, which commenced on February 15, 1998, to holders of record on the immediately preceding February 1 and August 1. Interest on the Notes accrues from the most recent date to which interest has been paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

     There is no public market for the Notes. The Company has not and does not intend to list the Notes on any securities exchange or to seek approval for quotation through any automated quotation system.

     The Credit Facility. The Company has a $30 million Credit Facility with various independent lenders which matures on March 2, 2004. To date, all $30 million of the available credit has been drawn down to, among other things, pay accrued interest on the Company's Notes and to purchase $12 million (face amount) of those Notes from affiliates of the lenders.

     The Credit Facility, which is secured by a first priority lien on and security interest in substantially all of the assets of the Company, accrues interest at a fixed rate which is payable on a quarterly basis in arrears. The interest rate on the Credit Facility was 11.5% through February 15, 2003. However, as a result of the default event described above, the interest rate is currently at 13.5% and will remain as such until the default is cured. The Credit Facility contains certain covenants, and provides for certain events of default, customarily contained in facilities of a similar type. Among other things, the Credit Facility requires the Company to (i) maintain the ratio of its total debt to annualized six-month EBITDA of no more than 8.90-to-1 and (ii) maintain a senior debt ratio (that is, the ratio of debt under the Credit Facility to annualized six-month EBITDA) of no more than 2.00-to-1. In addition, the Credit Facility imposes limitations on the amount of capital expenditures that the Company can make for the remainder of the term. Generally, capital expenditures are limited to $12 million per annum plus any unused portion of the capital expenditure allowance from the previous year.

     The Defaults - As indicated above, the Company is in default with respect to the Notes and its senior credit facility. On June 26, 2003 James Cable and James Cable Finance filed separate voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Georgia, Macon Division. The cases are being jointly administered under the caption "In re: James Cable Partners, L.P., et al., Case No. 03-52842." As a consequence of the filing, all parties are stayed from commencing or continuing any action to realize or enforce any pre-petition claims against the Company except in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable court orders.

     For additional information regarding the Company's voluntary reorganization under Chapter 11, see the disclosures under "Voluntary Reorganization under Chapter 11" on page 3 hereof and the notes to the financial statements included in this Current Report on Form 8-K. Information regarding the Chapter 11
Cases, as well as copies of the filings made by the Company (including the Plan and the Disclosure Statement), can be obtained from the Office of the Clerk of the United States Bankruptcy Court for the Middle District of Georgia, 433 Cherry Street, P.O. Box 1957, Macon, Georgia 31202; telephone: 478-752-3506; facsimile: 478-752-8157; www.gamb.uscourts.gov.

RESULTS OF OPERATIONS

The following table sets forth the percentage relationship that the various items bear to revenues for the periods indicated:


                                 For the Three Months ended September 30,
                                          2003                2002
                                          ----                ----
                                   Amount      %        Amount      %
                                  --------    ---      --------    ---
                                           (Dollars in thousands)
Revenues                          $ 10,602   100.0 %   $ 10,511   100.0 %
System operating expenses            7,132    67.3        6,717    63.9
Non-System operating expenses          530     5.0          215     2.1
Depreciation and amortization        2,016    19.0        2,200    20.9
                                  --------    ----     --------   -----
Operating income                       924     8.7        1,379    13.1
Interest expense, net                1,233    11.6        3,400    32.3
Other expenses                           0     0.0            0     0.0
                                  --------    ----     --------   -----
Loss before reorganization items      (309)   (2.9)      (2,021)  (19.2)
Reorganization items                  (157)   (1.5)           0     0.0
                                  --------    ----     --------   -----
Net loss                          $   (466)   (4.4)%   $ (2,021)  (19.2)%
                                  ========    ====     ========   =====

EBITDA (1)                        $  2,940    27.7 %   $  3,579    34.0 %





                                 For the Nine Months ended September 30,
                                         2003                 2002
                                         ----                 ----
                                   Amount      %        Amount      %
                                  --------    ---      --------    ---
                                           (Dollars in thousands)
Revenues                          $ 32,093   100.0 %   $ 31,725   100.0 %
System operating expenses           21,356    66.5       20,154    63.5
Non-System operating expenses        1,860     5.8        1,529     4.8
Depreciation and amortization        5,581    17.4        6,462    20.4
                                  --------   -----     --------   -----
Operating income                     3,296    10.3        3,580    11.3
Interest expense, net                8,372    26.1       10,001    31.5
Other expenses                           1     0.0            0     0.0
                                  --------   -----     --------   -----
Loss before reorganization items    (5,077)  (15.8)      (6,421)  (20.2)
Reorganization items                (1,472)   (4.6)           0     0.0
                                  --------   -----     --------   -----
Net loss                          $ (6,549)  (20.4)%   $ (6,421)  (20.2)%
                                  ========   =====     ========   =====

EBITDA (1)                        $  8,877    27.7 %   $ 10,042    31.7 %


(1) EBITDA represents operating income before depreciation and amortization. The Company has included EBITDA data (which are not a measure of financial performance under generally accepted accounting principles ("GAAP")) because it understands such data are used by certain investors to determine a cable television company's historical ability to service its indebtedness. In addition, the Company uses six-month EBITDA for calculations relating to certain credit facility covenants. EBITDA should not be considered as an alternative to net income as an indicator of the Company's performance or as an alternative to cash flow as a measure of liquidity as determined in accordance with GAAP. In addition, the calculation of EBITDA for the Company (as calculated in the table below for the nine month periods ended September 30, 2003 and 2002) may differ from EBITDA calculations of other companies.

                      Calculation of EBITDA for the Company
                             (Amounts in thousands)


                              Nine Months Ended Sept. 30,
                                    2003     2002
                                    ----     ----
Operating income                  $ 3,296   $ 3,580
Add back depreciation and
     amortization                   5,581     6,462
                                  -------   -------
EBITDA                            $ 8,877   $10,042
                                  =======   =======


THREE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2002

     Revenues. Revenues for the three months ended September 30, 2003 were $10.6 million, an increase of $90,000, or .9%, from the three months ended September, 2002 as an increase in Internet revenues of $75,000, an increase in other revenues of $55,000 and an increase in basic revenues, as described below, were offset by decreases in premium and digital revenues. Basic revenues increased by $120,000, or 1.6%, to $7.7 million for the three months ended September 30, 2003, as compared to the same period in 2002. Average monthly total revenues per subscriber for the three months ended September 30, 2003 were $55.68, as compared to $53.09 for the same period last year. This increase, as well as the increase in basic revenues, is primarily the result of rate increases which the Company has implemented since September 30, 2002 as well as the increased Internet revenues discussed above.

     Subscribers. At September 30, 2003 the Company had 63,445 basic subscribers which represents a decrease of 2,484, or 3.8%, from the 65,929 subscribers at September 30, 2002. The Company believes that this decrease is a result of the increased availability and affordability of competitive video services from satellite dishes and other alternatives to traditional hard line cable services. The Company continues to respond to this competition with increased emphasis on advanced telecommunications services and aggressive marketing campaigns.

     At September 30, 2003 the Company had approximately 8,380 high-speed Internet customers and approximately 3,520 dial-up Internet customers, for a total of approximately 11,900 Internet customers. This represents an increase of approximately 400 customers, or 3.5%, from the approximately 11,500 Internet customers at September 30, 2002. In addition, the Company's digital services were in approximately 8,690 of its basic subscribers homes at September 30, 2003 as compared to approximately 9,100 at September 30, 2002.

     System Operating Expenses. System operating expenses for the three months ended September 30, 2003 were $7.1 million, an increase of $420,000, or 6.2%, over the three months ended September 30, 2002. As a percentage of revenues, system operating expenses increased 3.4% from 63.9% in 2002 to 67.3% in 2003. The primary reasons for this increase include an increase in programming costs associated with programming rate increases, as well as fees associated with additional channel offerings, and an increase in technical expenses associated with additional staff and equipment repair costs necessary to provide better and more reliable service to the Company's customer base.

     Non-System Operating Expenses. Non-system operating expenses for the three months ended September 30, 2003 were $530,000, which represents an increase of $320,000 from the three months ended September 30, 2002.

     EBITDA. As a result of the foregoing, EBITDA decreased by $640,000, or 17.9%, from $3.6 million for the three months ended September 30, 2002 to $2.9 million for the three months ended September 30, 2003 (See also the disclosures on page 28 regarding EBITDA, its disclosure, uses and limitations).

     Depreciation and Amortization. Depreciation and amortization decreased by $180,000, or 8.4%, from $2.2 million for the three months ended September 30, 2002 to $2.0 million for the three months ended September 30, 2003 primarily as a result of the steady decrease in capital spending over the past several years attributable to a decrease in rebuild / upgrade projects as well as a decrease in costs associated with Internet and digital installations.

     Interest Expense, Net. Interest expense, net decreased $2.2 million, or 63.7%, from $3.4 million for the three months ended September 30, 2002 to $1.2 million for the three months ended September 30, 2003. The primary reason for this decrease is a reduction of interest expense on the Company's Notes of $2.4 million from 2002 to 2003 due to the fact that the Company stopped accruing interest on the Notes effective June 26, 2003 (the Petition Date of the voluntary reorganization filings discussed above). The Company stopped accruing interest on the Notes because they are deemed to be unsecured liabilities subject to compromise. This decrease was partially offset by an increase in interest expense on the Company's credit facility primarily due to the change in the interest rate from 11.5% to 13.5% on February 15, 2003 as discussed in the "Financial Condition, Liquidity and Capital Resources" section.

     Loss before Reorganization Items. As a result of the foregoing factors, the Company's loss before reorganization items was $310,000 for the three months ended September 30, 2003 as compared to $2.0 million for the three months ended September 30, 2002.

     Reorganization Items. As a result of the voluntary petitions for reorganization filed on June 26, 2003 discussed above, the Company incurred $160,000 of professional service and other various fees during the three months ended September 30, 2003.

     Net Loss. As a result of the foregoing factors, the Company's net loss was $470,000 for the three months ended September 30, 2003 as compared to $2.0 million for the three months ended September 30, 2002.

NINE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2002

     Revenues. Revenues for the nine months ended September 30, 2003 increased by $370,000, or 1.2%, to $32.1 million from $31.7 million for the nine months ended September 30, 2002. This increase is primarily the result of an increase in the Company's Internet revenues of $410,000, an increase in the Company's digital revenues of $50,000 and an increase in the Company's basic revenues, discussed below, from 2002 to 2003, as offset by a decrease in premium revenues. Basic revenues increased by $350,000, or 1.5%, to $23.4 million for the nine months ended September 30, 2003, as compared to the same period in 2002. Average monthly total revenues per subscriber for the nine months ended September 30, 2003 were $55.57, as compared to $52.58 for the same period last year. This increase, as well as the increase in basic revenues, is primarily the result of rate increases which the Company has implemented since September 30, 2002 as well as the increased Internet and digital revenues discussed above.

     System Operating Expenses. System operating expenses for the nine months ended September 30, 2003 were $21.4 million, an increase of $1.2 million, or 6.0%, over the nine months ended September 30, 2002. As a percentage of revenues, system operating expenses increased 3.0% from 63.5% in 2002 to 66.5% in 2003. The primary reasons for this increase include an increase in programming costs associated with programming rate increases, as well as fees associated with additional channel offerings, an increase in technical expenses associated with additional staff and equipment repair costs necessary to provide better and more reliable service to the Company's customer base, and an increase in marketing costs.

     Non-System Operating Expenses. Non-system operating expenses for the nine months ended September 30, 2003 were $1.9 million, which represented an increase of $330,000, or 21.7%, over the nine months ended September 30, 2002.

     EBITDA. As a result of the foregoing, EBITDA decreased by $1.2 million, or 11.6%, from $10.0 million for the nine months ended September 30, 2002 to $8.9 million for the nine months ended September 30, 2003 (See also the disclosures on page 28 regarding EBITDA, its disclosure, uses and limitations).

     Depreciation and Amortization. Depreciation and amortization decreased by $880,000, or 13.6%, from $6.5 million for the nine months ended September 30, 2002 to $5.6 million for the nine months ended September 30, 2003 primarily as a result of the steady decrease in capital spending over the past several years attributable to a decrease in rebuild / upgrade projects as well as a decrease in costs associated with Internet and digital installations.

     Interest Expense, Net. Interest expense, net decreased $1.6 million, or 16.3%, from $10.0 million for the nine months ended September 30, 2002 to $8.4 million for the nine months ended September 30, 2003. The primary reason for this decrease is a reduction of interest expense on the Company's Notes of $2.5 million from 2002 to 2003 due to the fact that the Company stopped accruing interest on the Notes effective June 26, 2003 (the Petition Date of the voluntary reorganization filings discussed above). The Company stopped accruing interest on the Notes because they are deemed to be unsecured liabilities subject to compromise. This decrease was partially offset by an increase in interest expense on the Company's credit facility primarily due to the change in the interest rate from 11.5% to 13.5% on February 15, 2003 as discussed in the "Financial Condition, Liquidity and Capital Resources" section as well as a $2 million increase in the borrowings against the credit facility which occurred in August, 2002.

     Loss before Reorganization Items. As a result of the foregoing factors, the Company's loss before reorganization items was $5.1 million for the nine months ended September 30, 2003 as compared to $6.4 million for the nine months ended September 30, 2002.

     Reorganization Items. As a result of the voluntary petitions for reorganization filed on June 26, 2003 discussed above, the Company incurred $1.5 million of professional service and other various fees during the nine months ended September 30, 2003.

     Net Loss. As a result of the foregoing factors, the Company's net loss was $6.5 million for the nine months ended September 30, 2003 as compared to $6.4 million for the nine months ended September 30, 2002.

EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

     On July 20, 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but be tested for impairment at least annually.

     The Company adopted SFAS No. 142 on January 1, 2002, as required. Accordingly, the Company no longer amortizes goodwill and other indefinite lived intangible assets, which consist of cable franchise operating rights. The Company tests its goodwill each year at December 31 utilizing a discounted cash flow method as well as assessing a fair market value based on current per subscriber market conditions. The Company, after completing these tests at December 31, 2002, concluded that no impairment existed. In addition, no material changes have occurred which would affect that conclusion as of September 30, 2003.

     The effect of the adoption of SFAS No. 142 as of September 30, 2003 and December 31, 2002 is presented in the following table (in thousands) which includes only those assets which were not fully amortized prior to December 31, 2001:


(in thousands)                          September 30, 2003                    December 31,2002
                                   Gross      Accum.     Carrying        Gross      Accum.     Carrying
                                   Value      Amort.       Value         Value      Amort.       Value
                                   -----      ------       -----         -----      ------       -----
Indefinite-lived intangibles:
   Goodwill                       $ 7,457     $   567     $ 6,890       $ 7,457     $   567     $ 6,890
   Franchise operating rights      16,656      11,682       4,974        16,656      11,682       4,974
                                  -------     -------     -------       -------     -------     -------
Totals                            $24,113     $12,249     $11,864       $24,113     $12,249     $11,864
                                  =======     =======     =======       =======     =======     =======

Other intangible assets:
   Subscriber lists and non-
      compete agreements          $ 1,243     $ 1,063     $   180       $ 1,243     $   877     $   366
                                  =======     =======     =======       =======     =======     =======

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires the guarantor to recognize a liability for the non-contingent component of a guarantee; that is, the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. Interpretation No. 45 also requires additional disclosures related to guarantees. The disclosure requirements are effective for interim and annual financial statements for periods ending after December 15, 2002. The recognition and measurement provisions are effective for all guarantees entered into, or modified, after December 31, 2002. After its initial evaluation, the Company does not believe that any disclosures or adjustments are necessary as a result of Interpretation No. 45.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." The Interpretation may have an effect on existing practice because it requires existing variable interest entities to be consolidated if those entities do not effectively disperse risks among the parties involved. The Interpretation is effective immediately for all variable interest entities created after January 31, 2003. All variable interest entities created before February 1, 2003 shall apply the provisions of this Interpretation no later than the beginning of the first interim or annual reporting period after June 15, 2003. The Company has determined that it is not reasonably possible that it will be required to consolidate or disclose information about a variable interest entity upon the effective date of FASB Interpretation No. 46, "Consolidation of Variable Interest Entities."

5.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

     The Company did not hold, either during the nine months ended September 30, 2003 and 2002, or at September 30, 2003 and December 31, 2002, any market risk sensitive instruments. The Company has outstanding $88 million of its 10-3/4% Senior Notes with a fixed interest rate of 10.75%. In addition, the Company has borrowings outstanding against its credit facility of $30 million which had a fixed interest rate of 11.5% from January 1 through February 15, 2003 and a fixed interest rate of 13.5% from February 16 through September 30, 2003.

     As indicated above, due to its financial condition and liquidity position, the Company defaulted on the $5.375 million interest payment due February 15, 2003 on its Notes. By virtue of such default, the Company also defaulted under its senior credit facility. In addition, as of March 31, 2003, the Company was no longer in compliance with the senior credit facility's senior debt coverage ratio of 2.1-to-1 or the total debt coverage ratio of 9.10-to-1. Following those defaults, on June 26, 2003 James Cable and James Cable Finance filed separate voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Georgia, Macon Division. The cases are being jointly administered under the caption "In re:
James Cable Partners, L.P., et al., Case no. 03-52842." As a consequence of the filing, all parties are stayed from commencing or continuing any action to realize or enforce any pre-petition claims against the Company except in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable court orders.

     For additional information regarding the Company's voluntary reorganization under Chapter 11, see the disclosures under "Voluntary Reorganization under Chapter 11" on page 3 hereof and the notes to the financial statements included in this Current Report on Form 8-K. Information regarding the Chapter 11
Cases, as well as copies of the filings made by the Company (including the Plan and the Disclosure Statement), can be obtained from the Office of the Clerk of the United States Bankruptcy Court for the Middle District of Georgia, 433 Cherry Street, P.O. Box 1957, Macon, Georgia 31202; telephone: 478-752-3506; facsimile: 478-752-8157; www.gamb.uscourts.gov.

6.   DISCLOSURE CONTROLS AND PROCEDURES

     The Company maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) that are designed to provide reasonable assurance that the information required to be disclosed in the reports the Company files with the SEC is collected and then processed, summarized and disclosed within the time periods specified by the rules of the SEC. Under the supervision and with the participation of the Company's management, including the principal executive officer and the principal financial officer, the Company has evaluated the effectiveness of the design and operation of its disclosure controls and procedures as of the end of the period covered by this report. Based on such evaluation, the Company's management, including the principal executive officer and the principal financial officer, has concluded that these procedures are effective in collecting such information and in processing, summarizing and disclosing such information.

B.   OTHER INFORMATION

1.   Legal Proceedings

     In addition to the Chapter 11 Cases and the matters discussed below, the Company is a party to ordinary and routine litigation proceedings that are incidental to the Company's business. Management believes that the outcome of all such pending ordinary and routine legal proceedings will not, in the aggregate, have a material adverse effect on the financial condition or results of operations of the Company.

     In 2001, the FCC granted a pole attachment complaint brought by the Company, and other Alabama cable operators, against Alabama Power Company ("APC"). The Company initiated the complaint as a result of APC's imposition of significant pole rental rate increases (more than 500% for the Company), APC's refusal to engage in good faith negotiations and the threat, by APC, to terminate existing pole attachment agreements. APC, and other pole companies, appealed the FCC's order to the U.S. Court of Appeals for the Eleventh Circuit. On November 14, 2002, the Eleventh Circuit issued its decision rejecting APC's appeal and reaffirming the rulings of the FCC in favor of the Company. Although the Eleventh Circuit denied APC's request to re-hear the case, the Court nevertheless stayed the effect of the decision outside of the Eleventh Circuit while APC appealed to the United States Supreme Court (The "Supreme Court"). APC filed its appeal with the Supreme Court on April 7, 2003 and on October 6, 2003 the Supreme Court declined to hear the case. Thus, the Eleventh Circuit's 2002 decision in favor of the Company represents the final, non-appealable ruling in the case and limits APC to "just and reasonable" pole attachment rental rates in accordance with the FCC's rules.

     Other electric utilities have also proposed substantial pole attachment rental rate increases. For example, Georgia Power Company ("Georgia Power"), an affiliate of APC, which also provides pole attachments to the Company, has proposed an even greater increase than APC. On October 8, 2002, however, the FCC rejected Georgia Power's pole rental rate in a separate legal proceeding not involving the Company. On September 29, 2003, the Eleventh Circuit affirmed the FCC's decision disallowing Georgia Power's rate increase. It is unclear whether Georgia Power will seek re-hearing or review of the Court's determination.

     Separately, Georgia Power imposed an onerous new pole attachment agreement on cable operators in Georgia, including the Company. As a result, the Company, along with other cable operators in Georgia, filed a complaint with the FCC challenging the terms and conditions of the proposed pole attachment agreement. On August 8, 2003, the FCC's Enforcement Bureau (the "Bureau") granted the complaint and issued an order that rejected the vast majority of the challenged provisions of the proposed pole attachment agreement. In addition, the Bureau directed Georgia Power to negotiate a new agreement in good faith. On September 8, 2003, Georgia Power filed a Petition for Reconsideration, requesting that the Bureau review its decision with respect to six provisions. On October 29, 2003, the Bureau denied Georgia Power's Petition. It is unlikely that Georgia Power will appeal the Bureau's decision.

     Depending on the final outcome of these proceedings, as well as other disputes that may arise in the future, the Company could experience a significant increase in its pole attachment rental costs. For example, the U.S. Court of Appeals for the Ninth Circuit recently remanded a decision to the FCC in ruling that, for certain purposes, cable modem service is not a "cable service," but is part "telecommunications service" and part "information service." One or more parties will likely appeal the decision. However, if the appeals are denied or ultimately affirm the Ninth Circuit's decision, it could lead cable operators to experience increased pole attachment rental rates, make contributions to the federal universal service fund, comply with open access requirements, and follow other common carrier regulations. The Company, which offers advanced services, including cable modem service, through its cable plant, may face additional calls for regulation of its capacity and operations. Such regulations, if ultimately supported by a final, non-appealable order by a court of competent jurisdiction, could negatively affect the Company's operations.

2.   Defaults Upon Senior Securities

     As indicated above, due to its financial condition and liquidity position, the Company defaulted on the $5.375 million interest payment due February 15, 2003 on its Notes. By virtue of such default, the Company also defaulted under its senior credit facility. In addition, as of March 31, 2003, the Company was no longer in compliance with the senior credit facility's senior debt coverage ratio of 2.1-to-1 or the total debt coverage ratio of 9.10-to-1. Following those defaults, on June 26, 2003 James Cable and James Cable Finance filed separate voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Georgia, Macon Division. The cases are being jointly administered under the caption "In re:
James Cable Partners, L.P., et al., Case no. 03-52842." As a consequence of the filing, all parties are stayed from commencing or continuing any action to realize or enforce any pre-petition claims against the Company except in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable court orders.

     For additional information regarding the Company's voluntary reorganization under Chapter 11, see the disclosures under "Voluntary Reorganization under Chapter 11" on page 3 hereof and the notes to the financial statements included in this Current Report on Form 8-K. Information regarding the Chapter 11
Cases, as well as copies of the filings made by the Company (including the Plan and the Disclosure Statement), can be obtained from the

Office of the Clerk of the United States Bankruptcy Court for the Middle District of Georgia, 433 Cherry Street, P.O. Box 1957, Macon, Georgia 31202; telephone: 478-752-3506; facsimile: 478-752-8157; www.gamb.uscourts.gov.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.


                                         JAMES CABLE PARTNERS, L.P.

                                         By:  James Communications Partners
                                         General Partner

                                         By:  Jamesco, Inc.
                                         Partner

Date:  November 14, 2003                          By: /s/  William R. James
                                                     ---------------------------
                                                  William R. James
                                                  President

                                         By:  James Communications Partners
                                         General Partner

                                         By:  DKS Holdings, Inc.
                                         Partner

Date:  November 14, 2003                          By: /s/ Daniel K. Shoemaker
                                                     ---------------------------
                                                  Daniel K. Shoemaker
                                                  President (Principal financial
                                                  officer and chief accounting
                                                  officer)



                                         JAMES CABLE FINANCE CORP.


Date:  November 14, 2003                          By: /s/ William R. James
                                                     ---------------------------
                                                  William R. James
                                                  President

Date:  November 14, 2003                          By: /s/ Daniel K. Shoemaker
                                                     ---------------------------
                                                  Daniel K. Shoemaker
                                                  Treasurer (Principal financial
                                                  officer and chief accounting
                                                  officer)